UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2004

NESS ENERGY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Washington	000-10301	91-1067265
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4201 East Interstate 20, Willow Park, Texas 76087
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 817-341-1477

(Former name, former address and former fiscal year, if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

Summary

We, Ness Energy International, Inc. (“Company” or “Registrant”), entered into agreements which supplied us with a payment close to $1,000,000 this past month.

We are pleased with the transaction and based upon advice of counsel and numerous calls from shareholders, we are required to supply this filing given the materiality of the transaction.

One consideration has been the demand of this larger company, as may often occur, to maintain a confidential relationship on the subject, which we reconcile with our requirements as a US public company to be compliant with law, by the filing of this Report.

The agreements are with a large independent energy company. They now have certain rights to explore in relation to the Barnett Shale, a formation here in Texas, and other rights, and we retained certain rights to explore the Bend Conglomerate, also a formation, and other rights.

Limited Details

On April 12, 2004, the Registrant, Ness Energy International, Inc. (“Company” or “Registrant”) entered into certain agreements as to its properties, for various considerations, including a substantial payment. The Company received a payment in the amount of $945,900 as consideration for entering into the agreements with a large independent energy company (“Party”), also a publicly trading oil and gas exploration company in Texas that trades on the New York Stock Exchange.

The agreements were entered into just before the CEO of the Company traveled overseas to Israel, and now, upon his return, he has directed this filing be completed and filed given the transaction may be considered material to the Company, especially in light of the substantial payment the Company received and related matters, all upon advice of counsel.

The agreements executed included a letter Agreement, an Operating Agreement, and certain riders. The agreements, in summary, provide the following (reference is made to the more detailed terms of the agreements, attached hereto, the following being a summary of certain, not all, of the relevant terms): The Party purchased an undivided eighty-five (85%) percent of the leasehold interests of the Company in and to the Oil and Gas Leases, covering approximately 6,306 acres of land in Parker County, Texas. The Party paid a total of $945,900 based upon the acerage represented by the Company. Appropriate adjustments to the purchase price may be made in certain circumstances.

It was understood that, since the Company currently operates wells on the Leases producing from the Bend Conglomerate formation, the Company retained all interests in and responsibility for such existing wells, together with all production obtained from such wells as to formations from the surface of the land to the base of the Bend Conglomerate formation. However, as to any wells drilled on the land by the Party under the terms of the Operating Agreement, the Company shall only be entitled to an undivided 15% of the production attributable to the leasehold interest, with the Party owning the remaining 85% of the interest.

The Company shall have the right to drill no more than five (5) additional wells per year down to the Bend Conglomerate formation, provided that any such well is at a mutually agreed upon location and outside of the boundaries of the 40 acre proration unit (that would be formed for production from the Bend Conglomerate formation) surrounding any Barnett Shale formation well drilled by the Party under the terms of the Operating Agreement. The Company will offer the Party the right to participate with an un-promoted 15% working interest in any of such well so drilled to the Bend Conglomerate formation. Production from any formation (irrespective of depth) producing from, or identified as productive in, a well drilled under the terms of the Operating Agreement will be owned by the parties as set forth in such Operating Agreement.

The parties agreed to additional conditions, terms and matters, including that certain information, at the request of the Party, concerning its identity, etc., be kept confidential, one exception being the need of the Company to comply with law.

In the spirit of business cooperation, but with a high sensitivity to advice of counsel and the Company’s high regard to full disclosure when possible, a balance has been effected whereby information is being disclosed, strictly based upon counsel’s advice, only as necessary, in this filing.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Item       Description

10.1	Ness Energy International, Inc., Lease Purchase and AMT Agreement Barnett Shale Project, Dated April 12, 2004
10.2	Ness Energy International, Inc., Operating Agreement, April 12, 2004, Operator
10.3	Gas Balancing Agreement, Re: Operating Agreement, April 12, 2004, Ness Energy International, Inc.
10.4	Article XV. Other Provisions and Exhibits A, D and F to Operating Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

      NESS ENERGY INTERNATIONAL, INC.

      (Registrant)

      By: /s/ Sha Stephens, President

      (Principal Executive Officer)   Date:
5/5/04